Exhibit 99.2

Janis Smith
202-752-6673

2649

July 15, 2003

Fannie Mae Reports Second Quarter 2003 Financial Results

Net income at $1,102 million, down 24.7 percent over the second quarter of 2002; Diluted earnings per share at $1.09, down 24.3 percent

Core business earnings at $1,860 million, up 18.2 percent over the second quarter of 2002; Core business diluted earnings per share at $1.86, up 20.0 percent

Common stock dividend increased to $.45 per share

WASHINGTON, DC – Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the second quarter of 2003. The company’s reported results are based on generally accepted accounting principles (GAAP). Management also tracks and analyzes Fannie Mae’s financial results based on a supplemental non-GAAP measure called “core business earnings,” which management uses as its primary measure in operating Fannie Mae’s business (see “Core Business Earnings” and attachments).

Reported GAAP Results

	For the Quarter Ended June 30,			For the Six Months Ended June 30,

	2003	2002	Change	2003	2002	Change

Net Income (in millions)	$1,102	$1,464	(24.7)%	$3,042	$2,672	13.8%

EPS* (in dollars)	$1.09	$1.44	(24.3)%	$3.02	$2.61	15.7%

Core Business Earnings

	For the Quarter Ended June 30,			For the Six Months Ended June 30,

	2003	2002	Change	2003	2002	Change

Core Business Earnings (in millions)	$1,860	$1,573	18.2%	$3,710	$3,091	20.0%

Core Business EPS* (in dollars)	$1.86	$1.55	20.0%	$3.70	$3.03	22.1%

     *Diluted

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Fannie Mae Second Quarter Earnings
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Highlights

Highlights of Fannie Mae’s financial performance in the second quarter of 2003 compared with the second quarter of 2002 include:

•	Reported net interest income of $3,500.3 million, up 38.2 percent;

•	Core net interest income of $2,784.5 million, up 26.5 percent;

•	Guaranty fee income of $632.3 million, up 49.3 percent;

•	Fee and other income of $231.5 million compared with $41.6 million;

•	Credit-related expenses of $22.6 million compared with $24.2 million; and,

•	Losses of $739.8 million from the call and repurchase of debt compared with $224.7 million.

Fannie Mae’s combined book of business grew at an annualized rate of 29.0 percent during the quarter, including a 55.9 percent annualized increase in outstanding mortgage-backed securities (MBS) and a 1.7 percent annualized decrease in the mortgage portfolio.

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae delivered an extremely strong financial performance in the second quarter, again demonstrating the success of our balanced and disciplined strategies for growth. With interest rates at their lowest levels in 45 years, the efficiency of our business model enabled us to finance a truly extraordinary volume of mortgage product.” Said Raines, “The quality and liquidity of our mortgage-backed securities have proven to be invaluable in this environment. Our outstanding mortgage-backed securities increased at a 56 percent rate during the quarter, and over the past four quarters they have grown by more than 30 percent, to over $1.2 trillion. We anticipate that these loans will generate profitable revenues for us for many years to come.” Raines added that the company strengthened its capital base by $1.2 billion during the quarter, while at the same time taking advantage of market opportunities to repurchase 5.3 million shares of common stock.

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Fannie Mae’s Vice Chairman and Chief Financial Officer, Timothy Howard, said, “Each of our primary businesses delivered exceptional financial performance in the second quarter, including substantial increases in both core net interest income and guaranty fee income.” Howard added that the company’s performance benefited significantly from very low mortgage rates and high levels of refinancing, which resulted in a further temporary increase in the company’s net interest margin during the second quarter, to an average of 130 basis points. As a consequence, core net interest income during the second quarter of 2003 was 26.5 percent above the second quarter of 2002.

Howard said that the record amounts of refinancing volumes during the quarter had a number of other positive effects on the company’s top-line revenues. In the credit guaranty business, rapid refinancings not only fueled extremely strong MBS growth, but also led to a rise in the effective guaranty fee rate, to an average of 21.2 basis points, as rapid prepayments caused deferred guaranty fee revenues to be recognized more quickly. Record business volumes also resulted in very high levels of transaction and technology fee income during the quarter. In addition, said Howard, credit-related expenses remained at very low levels, totaling just $22.6 million in the second quarter which was $1.6 million lower than the same quarter a year ago.

Howard said that the 1.7 percent annualized decline in the company’s mortgage portfolio during the second quarter reflected its disciplined approach to purchasing. Howard noted that Fannie Mae took advantage of favorable pricing in the forward market to make many of its mortgage purchase commitments during the quarter for delayed settlement. Howard said that during the second quarter retained commitments exceeded purchases by $63 billion. Accordingly, unsettled commitments rose to a record $135 billion at June 30. Said Howard, “As these commitments settle during the second half of the year, Fannie Mae’s portfolio growth should accelerate noticeably.” Howard added that assuming mortgage-to-debt spreads are relatively favorable for the balance of the year the company continues to anticipate recording mid-teens portfolio growth for the year as a whole.

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Howard noted that the duration gap on Fannie Mae’s mortgage portfolio averaged a negative one month in June. For the first six months of the year the company’s duration gap averaged a negative three months, in spite of the extremely low and volatile mortgage rates that prevailed during this period.

Finally, Howard said that the company had several opportunities to call and repurchase relatively high cost debt during the second quarter, resulting in losses on the early extinguishment of debt of $740 million. These debt repurchases will benefit the company’s financial performance in coming years.

Reported Results

Fannie Mae’s reported net income for the second quarter of 2003 was $1,102 million, a 24.7 percent decline compared with $1,464 million in the second quarter of 2002. Diluted earnings per share (EPS) were $1.09 in the second quarter of 2003, down 24.3 percent from $1.44 in the second quarter of 2002.

Reported net income for the first six months of 2003 was $3,042 million, up 13.8 percent from the first six months of 2002. Diluted earnings per share were $3.02 during the first six months of 2003, up 15.7 percent from the comparable period the previous year.

The company recorded $1,883 million of mark-to-market losses on purchased options during the second quarter of 2003 compared with $498 million in mark-to-market losses in the second quarter of 2002. These unrealized losses were recorded in accordance with Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). The increase in unrealized losses was due to the declining interest rate environment and an increase in the balance of purchased options used to hedge interest rate risk. This was the primary factor behind the decline in reported net income during the quarter.

Strong growth in net interest income contributed positively to the company’s reported results in the quarter. Net interest income for the second quarter of 2003 was $3,500.3 million, up 38.2 percent from the second quarter of 2002. This increase was driven by an 11.0 percent rise in the average net investment balance and a 30 basis point increase in the net interest yield.

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The company’s net interest yield averaged 163 basis points in the second quarter of 2003 compared with 133 basis points in the second quarter of 2002. Fannie Mae’s net interest yield benefited from an increase in the amount of purchased options used as a substitute for callable debt, since the cost of these options is not included in net interest income or net interest yield. Since the adoption of FAS 133 in January of 2001 this amortization expense has been included as a component of purchased options expense on the income statement and excluded from interest expense. Net interest margin, discussed below, includes purchased options amortization expense and is calculated consistently with the company’s previous methodology.

Core Business Earnings

Core business earnings for the second quarter of 2003 were $1,860 million, an 18.2 percent increase compared with $1,573 million in the second quarter of 2002. Core business diluted EPS for the second quarter of 2003 were $1.86, or 20.0 percent above the second quarter of 2002. Growth in core business earnings and diluted EPS was paced by a 26.5 percent increase in core net interest income, a 49.3 percent increase in guaranty fee income, and a $189.9 million increase in fee and other income.

Fannie Mae management relies on core business earnings in operating the company’s business. Management believes that core business earnings better reflects the company’s risk management strategies, and provides investors with a better measure of the company’s financial results than GAAP net income. Core business earnings was developed in conjunction with the company’s January 1, 2001 adoption of FAS 133, to adjust for accounting differences between alternative transactions used to hedge interest rate risk that produce similar economic results but require different accounting treatment under FAS 133. The difference in the values and percentage changes between net income and core business earnings, and EPS and core business EPS, are entirely attributable to these accounting differences for interest rate hedges. The attachments to this release include a reconciliation of the company’s non-GAAP financial measures to its GAAP results.

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Corporate Financial Disciplines

Fannie Mae Chairman Raines said that the company had just completed a year-long assessment of its corporate financial disciplines, and had reviewed the results of this assessment with its Board of Directors. Said Raines, “Our disciplined growth strategies have served the company well over the last 15 years. With our regulatory risk-based capital standard in place, and with the likelihood of continued financial market volatility in the future, we felt it was an appropriate time to take a comprehensive look at the internal financial disciplines and risk management strategies that govern our business.”

Raines said that following its review the company was making enhancements to the risk management strategies of both of its primary businesses. In the credit guaranty business, the company is explicitly monitoring the potential income variability stemming from its highest risk loans, and is using pricing, credit enhancements and other techniques to manage this variability. In the portfolio investment business, the company has moderately increased its percentage of option-based debt and is timing its rebalancing actions with the objective of maintaining the portfolio’s duration gap within a range of plus or minus six months substantially all of the time. Prior to this year the company had allowed the portfolio duration gap to exceed the plus-or-minus six-month band about one-third of the time. Raines noted that the narrower range for the portfolio duration gap going forward should reduce potential core business earnings variability, but also could produce a somewhat lower net interest margin over the longer term.

Said Raines, “Financial discipline is at the core of Fannie Mae’s business. Our intent in updating our risk management strategies, and making them explicit to investors and policymakers, is to make as clear as possible that as we continue to carry out our housing mission in a growing mortgage market our commitment to financial safety and soundness will be absolute.”

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Capital Account Management

Vice Chairman Howard said that the company also had reviewed and updated its strategy for managing its capital account. Howard noted that the company has had in the past, and should continue to have in the future, a high rate of internally generated capital. He added that the company also has capacity to add more preferred stock to its capital base. Said Howard, “Fannie Mae is committed to using active capital account management to enhance shareholder value. While our first priority always is to reinvest in our business, we believe we will have sufficient internally generated capital and preferred stock capacity to pay a competitive dividend, maintain an active share repurchase program, and build a significant cushion of capital above our statutory minimum to finance future growth.”

Howard said that following this quarter’s six-cent increase in the dividend, to 45 cents per quarter, Fannie Mae would continue to assess the appropriate dividend payout rate and yield on the company’s shares going forward. After paying a competitive dividend, said Howard, the company will balance the pacing of its share repurchase program with its goals for building surplus capital.

On January 21, 2003 Fannie Mae’s Board of Directors authorized the purchase of up to 49.4 million shares of the company’s common stock, or 5 percent of shares outstanding as of December 31, 2002. Howard said that Fannie Mae expects to be able to repurchase these shares within the next three years.

Outlook

Howard reiterated that the company’s long-term earnings would be fueled by the growth in the market in which it operates—residential mortgage debt outstanding. Fannie Mae expects this market to grow by between 8 and 10 percent per year during the current decade. Historically, Howard said, residential mortgage debt outstanding has grown about two percentage points faster than nominal GDP.

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Said Howard, “Fannie Mae has no fixed targets for long-term core EPS growth. Over the longer term we would expect our core EPS to grow somewhat faster than our market. We will seek to accomplish this growth through increases in the market shares of our two businesses, increases in our business margins, and active management of our capital account—all within the context of the rigorous financial disciplines that will continue to govern our business.”

Howard noted that over the past ten quarters the company’s core earnings per share have grown at an above-trend rate averaging 22 percent per year. Howard said that the primary factor driving this growth had been a substantial and temporary increase in the net interest margin on the company’s mortgage portfolio. With mortgage rates having fallen by 300 basis points during the last three years, portfolio liquidation rates have risen to unprecedented levels. In this environment, as mortgage durations shortened the company increased its volumes of short-term debt—and raised its percentage of option-based debt, including interest rate caps—to maintain a close duration match on its mortgage portfolio.

Howard said that the company expects that as interest rates stabilize or rise, and liquidating mortgages are replaced with current-coupon loans, mortgage durations will lengthen and the company will pay down much of its short-term debt. Under such circumstances, Howard said, the company expects that its net interest margin will decline significantly, and that its EPS growth will move from above its historical trend to below that trend for a few quarters.

Howard said that the company expects additional repurchases of high-cost fixed-rate debt to cause core EPS in the second half of 2003 to be somewhat below the levels recorded in the first half. For the full year, Howard said, the company expects to report core EPS growth of between 12 and 14 percent compared with 2002, consistent with previous guidance.

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Howard added that the tighter tolerance within which the company has been managing the portfolio’s duration gap, together with the effects of the additional declines in interest rates that took place during the spring, could result in Fannie Mae’s net interest margin stabilizing around a moderately lower average than had been estimated previously. Howard said that as the interest margin levels out over the next several quarters, growth in core EPS is likely to be more variable than in previous periods. Howard noted, however, that by the end of 2004 or early 2005 the company expects core EPS to return to a more predictable growth path around or above its long-term expectation, which is somewhat faster than the growth in residential mortgage debt outstanding.

Fannie Mae is unable to provide an outlook for net income and net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures are heavily influenced by unrealized gains or losses in the time value of purchased options, which depend on the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates, which cannot reliably be projected.

Details of Fannie Mae’s second quarter 2003 financial performance follow.

Business Volume

Fannie Mae’s business volume – mortgages purchased for portfolio plus MBS issues acquired by other investors – totaled a record $410.5 billion in the second quarter of 2003, compared with $159.8 billion in the second quarter of 2002 and $335.9 billion in the first quarter of 2003. Business volume in the second quarter of 2003 consisted of $128.0 billion in portfolio purchases and $282.5 billion in MBS issues acquired by investors other than Fannie Mae’s portfolio. This compares with $56.9 billion and $102.9 billion, respectively, in the second quarter of 2002. Retained commitments to purchase mortgages were $190.7 billion in the second quarter of 2003, compared with $59.9 billion in the second quarter of 2002 and $115.9 billion in the first quarter of 2003. Outstanding portfolio commitments for mandatory delivery rose to $134.6 billion at June 30, 2003 from $73.4 billion at March 31, 2003.

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Fannie Mae’s combined book of business – the gross balance of mortgages held in portfolio and outstanding MBS and other mortgage-related securities guaranteed by Fannie Mae and held by other investors – grew at a compound annual rate of 29.0 percent during the second quarter of 2003, ending the period at $2.050 trillion. This growth resulted from a 55.9 percent annualized growth rate in outstanding MBS and a 1.7 percent annualized decline in the gross mortgage portfolio.

Portfolio Investment Business Results

Fannie Mae’s portfolio investment business manages the interest rate risk of the company’s mortgage portfolio and other investments. The results of this business are largely reflected in core net interest income, which is net interest income less the amortization expense of purchased options. Core net interest income for the second quarter of 2003 was $2,785 million, up 26.5 percent from $2,202 million in the second quarter of 2002. This increase was driven by an 11.0 percent rise in the average net investment balance and a 14 basis point increase in the net interest margin.

Fannie Mae’s net investment balance – consisting of the company’s liquid investment portfolio together with its mortgage portfolio net of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses – averaged $890 billion during the second quarter of 2003 compared with $802 billion during the second quarter of 2002. The net investment balance was $889 billion at June 30, 2003.

The company’s net interest margin averaged 130 basis points in the second quarter of 2003 compared with 116 basis points in the second quarter of 2002 and 125 basis points in the first quarter of 2003. Fannie Mae’s net interest margin continued to benefit from an unusually steep yield curve and low short-term interest rates, along with a benefit from the difference in timing between the settlement of mortgage commitments, mortgage liquidations, and funding.

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For the second quarter of 2003 the company realized losses from debt repurchases and debt calls of $739.8 million compared with losses of $224.7 million in the second quarter of 2002. During the quarter the company realized $713.3 million of losses on debt repurchases and $26.5 million of losses on debt calls. Debt repurchased and debt called in the second quarter totaled $7.0 billion and $66.4 billion, respectively. Fannie Mae regularly calls or repurchases debt as part of its interest rate risk management program.

Credit Guaranty Business Results

Fannie Mae’s credit guaranty business manages the company’s credit risk. The results of this business are primarily reflected in guaranty fee income and credit-related losses. Guaranty fee income was $632.3 million in the second quarter of 2003, a 49.3 percent increase compared with the second quarter of 2002. The increase in guaranty fee income was driven by a 28.8 percent rise in average outstanding MBS and a 15.9 percent increase in the effective guaranty fee rate on that business. The effective guaranty fee rate in the second quarter of 2003 was 21.2 basis points compared with 18.3 basis points in the second quarter of 2002 and 20.3 basis points in the first quarter of 2003. The increase in the effective guaranty fee rate between the second quarters of 2003 and 2002 was a result of higher fee rates on new business, together with the faster revenue recognition of deferred fees due to accelerated prepayments.

Credit-related losses — charge-offs plus foreclosed property income – remained very low in the second quarter, driven by a strong housing market and continued home price gains. Credit-related losses totaled $22.9 million in the second quarter of 2003 compared with $17.3 million in the second quarter of 2002.

Fannie Mae’s credit loss rate – credit-related losses as a percentage of the average combined book of business – was 0.5 basis points in the second quarter of 2003 compared with 0.4 basis points in the second quarter of 2002.

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Credit-related expense, which includes the provision for losses and foreclosed property income and is the amount recorded on the company’s income statement, totaled $22.6 million in the second quarter of 2003, in line with credit-related losses and $1.6 million lower than the second quarter of 2002. Fannie Mae’s loss provision was $26.1 million in the second quarter of 2003 compared with $33.4 million in the second quarter of 2002. Foreclosed property income was $3.5 million in the second quarter of 2003 compared with income of $9.2 million in the second quarter of 2002, primarily due to gains on foreclosed property dispositions. The company’s allowance for loan losses and guaranty liability for MBS totaled $808 million at June 30, 2003, unchanged from December 31, 2002.

Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.55 percent at May 31, 2003 compared with 0.57 percent at December 31, 2002. The company’s reporting of delinquent loans includes the performance of all seriously delinquent conventional loans, whether or not they benefit from credit enhancement.

Fee and Other Income

Fee and other income in the second quarter of 2003 totaled $231.5 million compared with $41.6 million in the second quarter of 2002. The surge in second quarter volume from a stronger refinancing market drove the combination of transaction, technology, and multifamily fees to $283.2 million, $186.5 million higher than the previous year.

Fee and other income includes technology fees, transaction fees, multifamily fees and other miscellaneous items, and is net of operating losses from certain tax-advantaged investments – primarily investments in affordable housing which qualify for the low income housing tax credit. Tax credits associated with housing tax credit investments are included in the provision for federal income taxes.

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Income Taxes

Provision for federal income taxes on net income was $262.9 million in the second quarter of 2003 compared with $485.1 million in the second quarter of 2002. The effective federal income tax rate on net income was 19 percent in the second quarter of 2003 compared with 25 percent for the same period last year. The decrease in the effective rate is attributable to a decrease in taxable income while non-taxable income and tax credits were relatively unchanged from period to period.

Provision for federal income taxes on core business earnings was $671.3 million in the second quarter of 2003, compared with $543.9 million in the second quarter of 2002. The effective federal income tax rate on core business earnings was 27 percent in the second quarter of 2003, compared with 26 percent in the same period last year.

Administrative Expenses

Administrative expenses totaled $354.2 million in the second quarter of 2003, up 17.6 percent from the second quarter of 2002. The above-average growth in expenses is related primarily to Fannie Mae’s reengineering of its core technology infrastructure to enhance its ability to process and manage the risk on mortgage assets and the expensing of new stock-based compensation. The growth rate of administrative expenses is expected to slow significantly in 2004.

The company’s ratio of administrative expense to the average combined book of business decreased in the second quarter of 2003 to .071 percent from .073 percent in the second quarter of 2002. Fannie Mae’s efficiency ratio – administrative expense divided by core taxable-equivalent revenue – was 8.9 percent in the second quarter of 2003 compared with 10.1 percent in the second quarter of 2002.

Capital

Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $30.7 billion at June 30, 2003 compared with $28.1 billion at December 31, 2002 and $26.4 billion at June 30, 2002. Core capital was an estimated $1,527 million above the statutory minimum at June 30, 2003. At December 31, 2002, core capital was $877 million above the statutory minimum.

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Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $31.5 billion at June 30, 2003 compared with $28.9 billion at December 31, 2002 and $27.2 billion at June 30, 2002. Fannie Mae’s total capital exceeded the risk-based requirement by $13.8 billion as of March 31, 2003, the latest period for which a risk-based capital requirement has been determined. The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

Fannie Mae repurchased 5.3 million shares of common stock during the second quarter of 2003 compared with 3.3 million shares in the second quarter of 2002. At June 30, 2003 Fannie Mae had 976.3 million shares of common stock outstanding compared with 988.8 million shares at December 31, 2002.

The company issued $1.5 billion of subordinated debentures in the second quarter of 2003, and had $10.0 billion of subordinated debt outstanding at June 30, 2003. Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. After providing for capital to support its off-balance sheet MBS, Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets was 3.9 percent at June 30, 2003. The company issued $805 million of preferred stock during the second quarter of 2003. At June 30, 2003, preferred stock made up 12.7 percent of Fannie Mae’s core capital.

Voluntary Disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices.

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At June 30, 2003 Fannie Mae’s ratio of liquid assets to total assets was 7.5 percent compared with 6.9 percent at December 31, 2002. Fannie Mae has committed to maintain a portfolio of high-quality, liquid, non-mortgage securities equal to at least 5 percent of total assets.

At March 31, 2003 the present value of Fannie Mae’s net sensitivity of future credit losses to an immediate 5 percent decline in home prices was $635 million, taking into account the beneficial effect of third-party credit enhancements. This compares with $596 million at December 31, 2002. The March 31 figure reflects a gross credit loss sensitivity of $1,798 million before the effect of credit enhancements, and is net of projected credit risk sharing proceeds of $1,163 million.

Fannie Mae’s quarterly disclosures, together with the monthly interest-rate-risk disclosures, are included in the attachments to this release.

Derivatives and FAS 133

Fannie Mae primarily uses derivative instruments as substitutes for noncallable and callable debt issued in the cash markets to help match the cash flow characteristics of its debt with those of its mortgages and reduce the interest rate risk in its portfolio. Fannie Mae accounts for its derivatives under FAS 133.

FAS 133 requires that Fannie Mae mark to market on its income statement the changes in the time value, but not the total value, of its purchased options – interest rate swaptions and interest rate caps. The mark to market of the time value of Fannie Mae’s purchased options during the second quarter of 2003 resulted in a net mark-to-market loss of $1,882.7 million compared with a net mark-to-market loss of $498.2 million in the second quarter of 2002, which is reported on the purchased option expense line of the income statement. Purchased option expense in the second quarter of 2003 includes $715.8 million in amortization expense, which was included in net interest income prior to FAS 133 and currently is included in core net interest income and in core business earnings. This amortization expense represents the straight-line amortization of the up-front premium paid to purchase the options over the expected life of the options together with any acceleration of expense related to options extinguished prior to exercise.

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FAS 133 also requires that the company record any change in the fair values of certain derivatives, primarily interest rate swaps it uses as substitutes for noncallable debt, on the balance sheet in accumulated other comprehensive income (AOCI), which is a separate component of stockholders’ equity. For these types of transactions FAS 133 does not require or permit noncallable debt to be marked to market. At June 30, 2003, the AOCI component of stockholders’ equity included a reduction of $17.0 billion, or 2.1 percent of the net mortgage balance, from the marking to market of these derivatives. Accumulated other comprehensive income is not a component of core capital.

Fannie Mae’s primary credit exposure on derivatives is that a counterparty might default on payments due, which could result in Fannie Mae having to replace the derivative with a different counterparty at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments and excluding collateral received) was $5.384 billion at June 30, 2003. All of this exposure was to counterparties rated A-/A3 or higher. Fannie Mae held $5.087 billion of collateral through custodians to offset the risk of the exposure for these instruments. Fannie Mae’s exposure, net of collateral, was $297 million at June 30, 2003 versus $197 million at December 31, 2002.

Conference Call

Fannie Mae will host a conference call with CFO Howard to discuss the company’s second quarter earnings release and respond to investor questions on Tuesday, July 15, 2003 at 4:00 p.m. ET. The dial-in number for the call is 1-888-276-0010 or, for international callers, 1-612-288-0329. The confirmation code is 689388. Please dial in 5 to 10 minutes prior to the start of the call. Fannie Mae will also provide an audio Web cast of the conference call, which interested parties can access from Fannie Mae’s Web site. A replay of the conference call will be available on Fannie Mae’s Web site starting July 15, 2003 at 7:30 p.m. ET. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available on our Web site at www.fanniemae.com/ir.

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Forward-Looking Statements

This release includes forward-looking statements based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission (SEC) and available on our Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. We undertake no duty to update these forward-looking statements.

# # #

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided over $4.8 trillion of mortgage financing for more than 52 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Any investment decision as to any purchase of securities referred to herein must be made solely on the basis of information contained in Fannie Mae’s Offering Circular dated January 23, 2003, and that no reliance may be placed on the completeness or accuracy of the information contained in this press release.

You should not deal in securities unless you understand their nature and the extent of your exposure to risk. You should be satisfied that they are suitable for you in the light of your circumstances and financial position. If you are in any doubt you should consult an appropriately qualified financial advisor.

Benchmark Notes and Benchmark Securities are registered marks of Fannie Mae. Unauthorized use of these marks is prohibited.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Glossary of Business Terms

Purchased options amortization expense– the cost of purchased options used to hedge interest rate risk amortized over the original expected life of the options, together with any acceleration of expense related to options extinguished prior to exercise. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

Business Volume – Mortgages purchased for portfolio plus MBS issues acquired by other investors.

Combined Book of Business – The gross mortgage portfolio plus outstanding MBS. Also referred to as the book of business. (Formerly referred to as total book of business).

Core Capital – Total stockholders’ equity excluding other comprehensive income (OCI). Represents a regulatory measure of capital.

Total Capital – Core capital plus the total allowance for loan losses and guaranty liability for MBS, less any specific loss allowances. Represents a regulatory measure of capital.

Core Net Interest Income – Net interest income and purchased options amortization expense (Comparable to net interest income pre-FAS 133).

Core Taxable-Equivalent Revenue – The sum of core net interest income, guaranty fee income, and fee and other income, together with a taxable-equivalency adjustment for tax-exempt income and investment credits (principally mortgage revenue bonds and low income housing tax credit investments).

Efficiency Ratio – Administrative expense divided by core taxable-equivalent revenue.

Gross Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio, excluding the effect of unrealized gains or losses on available for sale securities, deferred balances and the allowance for loan losses.

MBS Issues Acquired by Other Investors – Lender-originated MBS issues less MBS purchased by Fannie Mae’s mortgage portfolio. Also referred to as MBS issues. (Formerly referred to as net MBS issues). Does not include Fannie Mae-originated MBS, which generally are immaterial and disclosed in a footnote.

Net Interest Margin – Annualized taxable-equivalent core net interest income (including purchased options amortization expense) divided by the weighted average net investment balance.

Net Interest Yield – Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

Net Investment Balance – The sum of Fannie Mae’s net mortgage portfolio and other liquid investments (including float).

Net Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio including the effect of unrealized gains or losses on available for sale securities, unamortized purchase premium or discount and deferred price adjustments, and allowance for loan losses.

Outstanding MBS – Mortgage-backed securities (MBS) and other mortgage related-securities held by investors other than Fannie Mae’s mortgage portfolio. (Formerly referred to as net MBS outstanding).

Realized Common Equity – Total stockholders’ equity excluding preferred stock and OCI. Realized common equity is used in calculating return on equity.

Selected Financial Information

(Dollars and shares in millions, except per share amounts)
	Quarter Ended					Six Months Ended June 30,

Income Statement:	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002	2003	2002

Net interest income	$3,500.3	$3,368.4	$3,012.3	$2,591.3	$2,532.1	$6,868.7	$4,962.5
Guaranty fee income	632.3	546.6	522.3	462.5	423.5	1,178.9	831.1
Fee and other income (expense), net	231.5	113.3	95.4	91.6	41.6	344.8	45.2
Credit-related expenses	(22.6)	(20.3)	(32.6)	(13.2)	(24.2)	(42.9)	(45.9)
Administrative expenses	(354.2)	(343.8)	(313.2)	(314.6)	(301.3)	(698.0)	(591.4)
Purchased options income (expense)	(1,882.7)	(624.6)	(1,881.1)	(1,378.3)	(498.2)	(2,507.3)	(1,285.4)
Debt extinguishments, net	(739.8)	(392.2)	(176.1)	(138.0)	(224.7)	(1,132.0)	(396.4)

Income before taxes	1,364.8	2,647.4	1,227.0	1,301.3	1,948.8	4,012.2	3,519.7
Federal income taxes	(262.9)	(706.9)	(274.8)	(307.0)	(485.1)	(969.8)	(847.4)

Net income	$1,101.9	$1,940.5	$952.2	$994.3	$1,463.7	$3,042.4	$2,672.3

Preferred stock dividends	(34.2)	(30.3)	(19.9)	(21.6)	(24.1)	(64.5)	(56.9)
Earnings per diluted common share	$1.09	$1.93	$.94	$.98	$1.44	$3.02	$2.61
Cash dividends per share	.39	.39	.33	.33	.33	0.78	0.66
Weighted average diluted common shares outstanding	982.3	990.2	992.4	994.1	1,000.4	986.5	1,001.0
Effective tax rate on reported income	19%	27%	22%	24%	25%	24%	24%
Return on common equity	31.3%	53.6%	26.6%	28.9%	33.9%	43.1%	32.2%
Core Business Earnings Data: (1)
Core business earnings (2)	$1,860.4	$1,849.7	$1,671.9	$1,630.7	$1,572.7	$3,710.1	$3,091.4
Core business earnings per diluted common share (2)	1.86	1.84	1.66	1.62	1.55	3.70	3.03
Core net interest income (3)	2,784.5	2,604.1	2,238.4	2,192.1	2,201.7	5,388.6	4,321.9
Core taxable-equivalent revenue (4)	3,979.8	3,603.2	3,098.0	2,986.7	2,971.2	7,583.0	5,811.1
Core taxable-equivalent revenue growth	33.9%	26.9%	7.9%	15.3%	21.4%	30.5%	23.0%
Effective tax rate on core business earnings	27%	26%	28%	28%	26%	26%	26%
Return on average realized common equity (5)	27.7%	28.0%	26.4%	26.2%	25.8%	27.9%	25.8%

(1)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased options premiums amortized on a straight-line basis over the original estimated life of the option. Presented net of tax.

(3)	Includes non-GAAP adjustment for straight-line amortization of purchased options premiums that would have been recorded prior to the adoption of FAS 133 in 2001.

(4)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.

(5)	Core business earnings less preferred stock dividends divided by average realized common stockholders’ equity (common stockholders’ equity excluding accumulated other comprehensive income).

Selected Financial Information

(Dollars in millions)
	Quarter Ended						Six Months Ended June 30,

Other Data:	6/30/2003		3/31/2003	12/31/2002	9/30/2002	6/30/2002	2003	2002

Mortgage portfolio:
Retained commitments	$190,726		$115,883	$149,322	$128,026	$59,928	$306,609	$110,711
Mortgage purchases	127,960		132,005	148,551	74,227	56,917	259,965	147,863
Mortgage liquidations	125,947		105,608	107,824	62,148	46,475	231,555	107,447
Mortgage sales	5,425		1,271	1,386	1,436	3,629	6,696	6,760
Mortgage portfolio, gross (1)	812,467		815,964	790,800	751,423	740,744	812,467	740,744
Mortgage portfolio growth, gross (compounded)	-1.7%		13.3%	22.7%	5.9%	3.8%	5.6%	9.8%
Mortgage-Backed Securities:
MBS issues acquired by others (2)	$282,502		$203,934	$155,955	$112,592	$102,909	$486,435	$209,713
Outstanding MBS liquidations	157,789		127,029	125,219	69,087	57,285	284,818	129,871
Outstanding MBS (3)(4)	1,237,461		1,107,520	1,029,456	990,393	945,497	1,237,461	945,497
Outstanding MBS growth rate (compounded)	55.9%		34.0%	16.7%	20.4%	23.8%	44.5%	21.2%
Average effective MBS guaranty fee rate (bp)	21.2		20.3	20.4	19.0	18.3	20.8	18.4
Book-of-Business:
Business volume	$410,462		$335,938	$304,506	$186,819	$159,826	$746,400	$357,576
Book of business (4)	2,049,928		1,923,484	1,820,256	1,741,816	1,686,241	2,049,928	1,686,241
Book of business growth rate (compounded)	29.0%		24.7%	19.3%	13.8%	14.5%	26.8%	16.2%
Expense Ratios:
Ratio of administrative expense to average net mortgage portfolio and average outstanding MBS (annualized)	0.071%		0.073%	0.070%	0.073%	0.073%	0.072%	0.073%
Efficiency ratio (5)	8.9%		9.5%	10.1%	10.5%	10.1%	9.2%	10.2%

Credit-related:
Single-family properties acquired	6,569		5,918	5,415	5,060	4,688	12,487	9,025
Single-family conventional serious delinquency rate (6)
Non-credit enhanced	0.29	%(7)	0.30%	0.31%	0.29%	0.27%	N/A	N/A
Credit enhanced	1.38	%(7)	1.34%	1.29%	1.12%	1.02%	N/A	N/A
Total	0.55	%(7)	0.57%	0.57%	0.53%	0.49%	N/A	N/A
Multifamily serious delinquency rate (8)	0.15	%(7)	0.09%	0.05%	0.08%	0.12%	N/A	N/A
Charge-offs:
Single-family	$22.6		$21.6	$27.0	$25.2	$25.7	$44.2	$52.8
Multifamily	3.8		1.5	15.6	1.0	0.8	5.3	1.8

Total	26.4		23.1	42.6	26.2	26.5	49.5	54.6
Foreclosed property (income) expense:
Single-family	(3.6)		(2.7)	(8.4)	(12.1)	(9.4)	(6.3)	(15.8)
Multifamily	0.1		0.0	0.1	(0.2)	0.2	0.1	0.0

Total	(3.5)		(2.7)	(8.3)	(12.3)	(9.2)	(6.2)	(15.8)
Credit-related losses	22.9		20.4	34.3	13.9	17.3	43.3	38.8
Allowance for loan losses and guaranty liability for MBS	808.0		808.2	808.4	808.1	811.9	808.0	811.9
Provision for losses	26.1		23.0	40.9	25.5	33.4	49.1	61.7
Credit-related expenses	22.6		20.3	32.6	13.2	24.2	42.9	45.9
Credit-related losses as a percentage of average net mortgage portfolio and average outstanding MBS (annualized)	0.005%		0.004%	0.008%	0.003%	0.004%	0.004%	0.005%

(1)	Represents unpaid principal balance on mortgages. Excludes the effect of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses.

(2)	MBS and other mortgage-related securities guaranteed by Fannie Mae.

(3)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.

(4)	Based on unpaid principal balances.

(5)	Administrative expense divided by core taxable-equivalent revenue.

(6)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.

(7)	As of May 31, 2003, most recent data available.

(8)	Includes loans two or more months delinquent as a percent of loan dollars.

Selected Financial Information

(Dollars in millions)
	Quarter Ended					Six Months Ended June 30,

	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002	2003	2002

Net Interest Yield and Net Interest Margin:
Average balances:
Net mortgage investment	$808,215	$804,804	$756,560	$738,812	$732,796	$806,510	$724,200
Liquid investments	81,966	67,135	75,696	64,584	69,187	74,550	67,176

Total net investment	$890,181	$871,939	$832,256	$803,396	$801,983	$881,060	$791,376

Net interest yield, taxable-equivalent basis (1)	1.63%	1.60%	1.51%	1.35%	1.33%	1.61%	1.32%
Net interest margin, taxable-equivalent basis (2)	1.30%	1.25%	1.14%	1.16%	1.16%	1.28%	1.16%

Fee and Other Income (Expense):
Transaction fees	$159.7	$136.7	$91.8	$43.2	$36.0	$296.4	$69.8
Technology fees	91.8	70.1	62.1	60.6	40.6	161.9	74.3
Multifamily fees	31.7	34.0	26.2	20.4	20.1	65.7	39.3
Tax-advantaged investments	(52.4)	(71.3)	(27.5)	(57.0)	(75.1)	(123.7)	(140.0)
Credit enhancement expense	(45.1)	(41.4)	(38.2)	(20.5)	(23.4)	(86.5)	(64.3)
Other	45.8	(14.8)	(19.0)	44.9	43.4	31.0	66.1

Total	$231.5	$113.3	$95.4	$91.6	$41.6	$344.8	$45.2

	June 30,	March 31,	December 31,	September 30,	June 30,
	2003	2003	2002	2002	2002

Selected Balance Sheet Data:
Mortgage portfolio, net	$820,276	$823,329	$797,693	$758,100	$740,756
Liquid assets	69,089	61,142	61,553	53,358	64,863
Total assets	923,795	913,264	887,515	837,880	826,843
Debentures, notes, and bonds, net	884,081	873,920	850,982	800,255	788,909
Stockholders’ Equity:
Preferred stock	$3,882	$3,078	$2,678	$1,678	$1,928
Realized common equity	26,792	26,438	25,402	24,807	24,454
Accumulated other comprehensive income (OCI)
Unrealized gains on securities, net	3,642	4,237	4,459	4,974	861
Cash flow hedging results, net	(16,952)	(15,849)	(16,251)	(16,495)	(9,513)

Total accumulated OCI	(13,310)	(11,612)	(11,792)	(11,521)	(8,652)

Total stockholders’ equity	$17,364	$17,904	$16,288	$14,964	$17,730

Core capital (3)	$30,675	$29,517	$28,079	$26,484	$26,382
Total capital (4)	31,469	30,309	28,871	27,282	27,179

(1)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(2)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(3)	The sum of (a) the stated value of common stock, (b) the stated value of outstanding noncumulative perpetual preferred stock, (c) paid-in capital, and (d) retained earnings, less treasury stock. Represents a regulatory measure of capital.

(4)	The sum of (a) core capital and (b) the total allowance for loan losses and guaranty liability for MBS, less (c) any specific loss allowances. Represents a regulatory measure of capital.

Reconciliation of Core Business Earnings to Reported Results

Dollars and shares in millions, except per share amounts
	Quarter Ended			Quarter Ended
	June 30, 2003			June 30, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$3,500.3	$—	$3,500.3	$2,532.1	$—	$2,532.1
Purchased options amortization expense (1)	(715.8)	715.8	—	(330.4)	330.4	—

Core net interest income	2,784.5	715.8	3,500.3	2,201.7	330.4	2,532.1
Guaranty fee income (expense)	632.3	—	632.3	423.5	—	423.5
Fee and other income (expense), net	231.5	—	231.5	41.6	—	41.6
Credit-related expenses	(22.6)	—	(22.6)	(24.2)	—	(24.2)
Administrative expenses	(354.2)	—	(354.2)	(301.3)	—	(301.3)
Purchased options expense under FAS 133 (2)	—	(1,882.7)	(1,882.7)	—	(498.2)	(498.2)
Debt extinguishments, net	(739.8)	—	(739.8)	(224.7)	—	(224.7)

Income before federal income taxes	2,531.7	(1,166.9)	1,364.8	2,116.6	(167.8)	1,948.8
Provision for federal income taxes (3)	(671.3)	408.4	(262.9)	(543.9)	58.8	(485.1)

Net income	$1,860.4	$(758.5)	$1,101.9	$1,572.7	$(109.0)	$1,463.7

Preferred stock dividends	$(34.2)	$—	$(34.2)	$(24.1)	$—	(24.1)
Weighted average diluted common shares outstanding	982.3	—	982.3	1,000.4	—	1,000.4
Diluted earnings per common share	$1.86	$(0.77)	$1.09	$1.55	$(0.11)	$1.44

	Six Months Ended			Six Months Ended
	June 30, 2003			June 30, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$6,868.7	$—	$6,868.7	$4,962.5	$—	$4,962.5
Purchased options amortization expense (1)	(1,480.1)	1,480.1	—	(640.6)	640.6	—

Core net interest income	5,388.6	1,480.1	6,868.7	4,321.9	640.6	4,962.5
Guaranty fee income (expense)	1,178.9	—	1,178.9	831.1	—	831.1
Fee and other income (expense), net	344.8	—	344.8	45.2	—	45.2
Credit-related expenses	(42.9)	—	(42.9)	(45.9)	—	(45.9)
Administrative expenses	(698.0)	—	(698.0)	(591.4)	—	(591.4)
Purchased options expense under FAS 133 (2)	—	(2,507.3)	(2,507.3)	—	(1,285.4)	(1,285.4)
Debt extinguishments, net	(1,132.0)	—	(1,132.0)	(396.4)	—	(396.4)

Income before federal income taxes	5,039.4	(1,027.2)	4,012.2	4,164.5	(644.8)	3,519.7
Provision for federal income taxes (3)	(1,329.3)	359.5	(969.8)	(1,073.1)	225.7	(847.4)

Net income	$3,710.1	$(667.7)	$3,042.4	$3,091.4	$(419.1)	$2,672.3

Preferred stock dividends	$(64.5)	$—	$(64.5)	$(56.9)	$—	$(56.9)
Weighted average diluted common shares outstanding	986.5	—	986.5	1,001.0	—	1,001.0
Diluted earnings per common share	$3.70	$(0.68)	$3.02	$3.03	$(0.42)	$2.61

	Reported Results				Core Business Earnings

	Quarter Ended		Six Months Ended		Quarter Ended		Six Months Ended

	6/30/03	6/30/02	6/30/03	6/30/02	6/30/03	6/30/02	6/30/03	6/30/02

Net interest income	$3,500.3	$2,532.1	$6,868.7	$4,962.5	$3,500.3	$2,532.1	$6,868.7	$4,962.5
Taxable-equivalent adjustment on tax-exempt investments (4)	119.4	126.0	242.2	249.1	119.4	126.0	242.2	249.1

Taxable-equivalent net interest income	$3,619.7	$2,658.1	$7,110.9	$5,211.6	3,619.7	2,658.1	7,110.9	5,211.6

Purchased options amortization expense					(715.8)	(330.4)	(1,480.1)	(640.6)

Taxable-equivalent core net interest income					$2,903.9	$2,327.7	$5,630.8	$4,571.0

Average net investment balance	$890,181	$801,983	$881,060	$791,376	$890,181	$801,983	$881,060	$791,376
Average investment yield	5.66%	6.40%	5.80%	6.44%	5.66%	6.40%	5.80%	6.44%
Average borrowing cost	4.24%	5.25%	4.37%	5.30%	4.24%	5.25%	4.37%	5.30%
Purchased options amortization expense					0.32%	0.17%	0.35%	0.17%
Average core borrowing cost (5)					4.56%	5.42%	4.72%	5.47%
Net interest yield, taxable-equivalent basis (6)	1.63%	1.33%	1.61%	1.32%
Net interest margin, taxable-equivalent basis (7)					1.30%	1.16%	1.28%	1.16%
Net interest income	$3,500.3	$2,532.1	$6,868.7	$4,962.5	$3,500.3	$2,532.1	$6,868.7	$4,962.5
Guaranty fee income	632.3	423.5	1,178.9	831.1	632.3	423.5	1,178.9	831.1
Fee and other income (expense), net	231.5	41.6	344.8	45.2	231.5	41.6	344.8	45.2

Total revenues	4,364.1	2,997.2	8,392.4	5,838.8	4,364.1	2,997.2	8,392.4	5,838.8

Investment tax credits (8)	212.1	178.4	428.5	363.8	212.1	178.4	428.5	363.8
Tax-exempt investments (4)	119.4	126.0	242.2	249.1	119.4	126.0	242.2	249.1

Total taxable-equivalent adjustments	331.5	304.4	670.7	612.9	331.5	304.4	670.7	612.9

Taxable-equivalent revenues	$4,695.6	$3,301.6	$9,063.1	$6,451.7	4,695.6	3,301.6	9,063.1	6,451.7

Purchased options amortization expense					(715.8)	(330.4)	(1,480.1)	(640.6)

Core taxable-equivalent revenues					$3,979.8	$2,971.2	$7,583.0	$5,811.1

(1)	This amount represents the straight-line amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.

(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.

(4)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.

(5)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.

(6)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

(7)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.

(8)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35% marginal tax rate.

Voluntary Initiatives Disclosure
June 2003

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)

	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk

2000
December	-3	0.5%	2.0%	3.0%	4.3%
2001
December	5	5.1%	4.5%	2.4%	4.3%
2002
March	5	3.8%	6.1%	1.0%	3.1%
June	-4	1.2%	2.4%	3.0%	5.7%
September	-10	4.4%	3.9%	5.3%	6.4%
December	-5	0.6%	1.6%	4.7%	6.6%
2003
January	-3	2.9%	3.8%	3.5%	5.7%
February	-5	3.6%	1.3%	4.9%	6.8%
March	-2	1.7%	2.8%	4.4%	6.7%
April	-2	2.1%	2.5%	4.6%	6.5%
May	-5	0.7%	2.2%	5.3%	7.1%
June	-1	2.1%	6.6%	3.9%	5.9%

•	Effective duration gap — measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite.

Effective January 2003, the duration gap is a weighted average for the month. Prior to 2003, the duration gap was calculated on the last day of the month.

•	Net interest income at risk — compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio

December 31, 2000	8.2%
December 31, 2001	9.5%
March 31, 2002	7.1%
June 30, 2002	7.8%
September 30, 2002	6.4%
December 31, 2002	6.9%
March 31, 2003	6.7%
June 30, 2003	7.5%

•	Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

•	To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid, non-mortgage securities.

CREDIT RISK

	Before	After
Lifetime credit loss	credit	credit
sensitivity as of:	enhancements	enhancements

(Dollars in millions)
December 31, 2000	$1,065	$295
December 31, 2001	$1,332	$487
March 31, 2002	$1,285	$425
June 30, 2002	$1,361	$465
September 30, 2002	$1,738	$501
December 31, 2002	$1,838	$596
March 31, 2003 /1	$1,798	$635

•	Lifetime credit loss sensitivity — measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

•	Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

RISK-BASED CAPITAL

	Risk-based	Total
Risk-based capital	Capital	Capital	Capital
stress test	Requirement	Held	Surplus

(Dollars in billions)
September 30, 2002	$21.440	$27.278	$5.838
December 31, 2002	17.434	28.871	11.437
March 31, 2003 1/	16.555	30.309	13.754

•	The risk-based capital standard became effective on September 13, 2002. The standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

1/	Most recent data available.